Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of September 22, 2006 by and between Availl, Inc., a Delaware corporation (“Employer”), GlobalSCAPE, Inc., a Delaware corporation (“Parent”), and Ellen Ohlenbusch (“Employee”).

R E C I T A L S:

A.                                 Pursuant to the terms of that certain Agreement and Plan of Merger dated as of September 22, 2006 (the “Merger Agreement”) by and among Parent, GA Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Availl, Inc., a Delaware corporation (“Availl”), the stockholders of Availl, and the Stockholders’ Representative named therein, Sub will merge with and into Availl.

B.                                   As a result of the Merger (as defined in the Merger Agreement), Employer is a wholly-owned subsidiary of Parent.

C.                                   Section 7.02 of the Merger Agreement provides that as a condition to the Closing (as defined in the Merger Agreement), Employer and Employee shall execute and deliver this Agreement at the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.              Employment.  Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the terms and conditions of this Agreement.

Section 2.              Duties.  Employee shall be employed as Vice President – Sales of Employer.  Employee shall report to the President of Employer, who, as of the date hereof, is Charles R. Poole.  Employee shall perform such duties as are customary to this position including, without limitation, supervising and directing the sales integration of the products marketed, sold and distributed by Employer, Parent and Availl in accordance with Employer’s business plan.  Employer may reasonably require Employee from time to time to provide assistance or services to, or act as an officer or director of Employer’s affiliates.  Employee shall perform such services and, if elected as a director or officer of any such company, shall hold such office (and discharge its duties) without additional compensation other than the compensation set forth in this Agreement; provided, however, that Employer provides Employee customary director and officer indemnification and insurance coverage reasonably satisfactory to Employee.  Employee agrees to devote his full work time and best efforts to the performance of the duties as an employee of Employer; provided, however, that Employee shall not be precluded from engaging in non-profit activities (such as serving on the boards of trade and industry associations, or religious, charitable or other community organizations), as long as such activities do not unreasonably interfere with Employee’s duties and responsibilities as Vice President – Sales of Employer.

Section 3.              Term.  The term of employment of Employee hereunder shall be two years from the date hereof (the “Term”).  This Agreement may be terminated prior to the end of the Term pursuant to Section 6 below.

Section 4.              Compensation and Benefits.  In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows:

(a)           Weekly Base Salary.  Until the termination of Employee’s employment hereunder (but subject to any severance or other payment to which Employee may be entitled pursuant to this Agreement or otherwise following termination of his employment), Employer shall pay Employee a base salary at a weekly rate of at least $2,788.46 (“Weekly Base Salary”), payable in accordance with the regular payroll practices of Employer for executives, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and less such other deductions or amounts, if any, as are authorized in writing by Employee.  The Weekly Base Salary may not be decreased at any time during the term of Employee’s employment hereunder.  Employee’s Weekly Base Salary shall be subject to periodic reviews in accordance with the regular salary review practices of Employer for officers and executives (but not less than at the end of each year of the Term) in light of Employee’s performance of his duties and achievement of goals, but Employee agrees that any increase in Weekly Base Salary shall be in the sole discretion of Employer.

(b)           Bonuses.  Employee shall be eligible to receive bonuses at times, in amounts and subject to performance requirements comparable to those which apply to other similarly situated executives and officers of Employer and Parent.

(c)           Stock Option Plan.  At the Closing, Employee shall be granted options to purchase 100,000 shares of common stock, par value $0.001 per share, of Parent (“Stock Options”), under the GlobalSCAPE, Inc. 2000 Stock Option Plan (the “Plan”) and pursuant to the terms of the Stock Option Agreement in substantially the form used by Parent and Employer in connection with the grant of stock options to their officers and executives, a copy of which is attached as Exhibit A hereto.  The per share exercise price under the Stock Option shall equal the price established pursuant to the Plan.

(d)           Paid Time Off.  Employee shall be entitled to vacation and other paid time off in accordance with Employer’s policies for officers and executives, as they may be modified from time to time during Employee’s employment hereunder, provided that Employee will have no less than fifteen (15) days of paid vacation during each one year period during the Term, with the vacation days for each one-year period during the Term fully accruing on the first day of that year.

(e)           Group Insurance and Other Benefits.  Employee shall be entitled to receive the same benefits Parent and Employer make generally available to their officers and executives, including, without limitation, participation in Employer’s group health, life and disability programs, and Employee’s entitlement to and participation in such benefits programs shall be at the same rates which are available to Employer’s other executives and officers.  Without limiting the foregoing, the parties agree that the provisions of Section 6.09 of the Merger Agreement regarding full credit for all service with Availl shall apply to Employee.

(f)            Savings Plans.  Employee shall be entitled to participate in Employer’s 401(k) plan, or other retirement or savings plans as are made available to Employer’s other executives and officers and on the same terms which are available to Employer’s other executives and officers.

Section 5.              Expenses.  Employer will reimburse Employee for expenses related to the performance of his duties in accordance with its reimbursement policies for executives and officers in effect from time to time.

Section 6.              Termination of Employment.  Employee’s employment hereunder shall terminate prior to the end of the Term of this Agreement upon the occurrence of any of the following:

(i)            Death.  Upon the death of Employee.

(ii)           Disability.  At the option of Employer, in the event of Employee’s Disability, upon 30 days’ notice to Employee.  For purposes hereof, “Disability” with respect to an Employee shall be deemed to exist if Employee (A) meets the definition of either “totally disabled” or “total disability” (or terms with like meaning) under the terms of Employer’s long-term disability benefit program, and (B) becomes eligible to receive long term disability benefits under such program. Any refusal by Employee to submit to a reasonable medical examination by an independent physician to determine whether Employee is so totally disabled shall be deemed to constitute conclusive evidence of Employee’s disability.

(iii)          For Cause.  For Cause immediately upon notice by Employer to Employee.  A termination shall be for “Cause” if Employer terminates Employee’s employment because:

(1)                                 Employee commits fraud, bribery, embezzlement or other material dishonesty with respect to the business of Employer, or Employer discovers that Employee has committed any such act in the past with respect to a previous employer; or

(2)                                 Employee is indicted for any felony or any criminal act involving moral turpitude, or Employer discovers that Employee has been convicted of any such act in the past; or

(3)                                 Employee commits a material breach of any of the covenants, representations, terms or provisions hereof; or

(4)                                 Employee violates any instructions or policies of Employer with respect to the operation of its business or affairs, or Employee fails to obey directions delivered to Employee by Employer’s President or the Board of Directors of Parent; or

(5)                                 Employee commits or omits to perform any act the performance of which or the omission of which constitutes substantial failure of

Employee to diligently and effectively perform his duties to Employer or adversely affects or could adversely affect Employer’s business reputation; or

(6)                                 Employee uses illegal drugs; or

(7)                                 A majority of the Board of Directors of Parent determines that Employee has failed to cause the operating results of Employer to continuously and substantially improve.

(iv)          Without Cause.  Without Cause immediately upon notice by Employer to Employee.

(v)           By Employee for Good Reason.  Employee may terminate his employment hereunder for Good Reason if Employer fails to pay Employee the Weekly Base Salary or provide the benefits in accordance with the terms of Section 4 herein.

(vi)          By Employee Without Good Reason.  By Employee without Good Reason by providing the Company at least two weeks’ written notice.

Section 7.              Separation Payment Upon Termination of Employment.  In the event of (i) termination by Employer for Cause, or (ii) termination by Employee without Good Reason, Employer shall pay Employee his accrued but unpaid Weekly Base Salary as of the date of termination, benefits through the date of termination, unpaid and properly documented expense reimbursements incurred in accordance with Employer’s policies prior to termination, and compensation for accrued, and unused vacation as of the date of termination (“Accrued Amounts”).  In the event of (x) termination by Employer without Cause, or (y) termination by Employee for Good Reason, Employer shall also pay Employee, Employee’s then current Weekly Base Salary, for the remainder of the Term of this Agreement contingent upon Employee’s execution of a separation and release agreement on a form mutually agreed upon by Employer and Employee.  The payment of such amounts shall be Employee’s sole and exclusive remedy in connection with his employment or termination of his employment.  The separation payment shall be made in the number of weeks remaining in the Term of this Agreement at the time of termination, and may be paid, at Employer’s option, either in a lump sum within ten (10) business days of Employee’s execution of a separation and release agreement, or in bi-weekly installments coincident with Employer’s payroll schedule over the remainder of the Term of this Agreement beginning with the pay period immediately following Employee’s execution of a separation and release agreement.  Employee acknowledges and agrees that in the event of termination of his employment for Cause, his resignation other than for Good Reason, his death, or his Disability, he shall not receive any separation payment other than Accrued Amounts.

Section 8.              Payment Upon Change in Control.  In the event of a Change in Control (as defined below), Employer shall pay Employee the Employee’s then current Weekly Base Salary for the remainder of the Term at the time of such Change in Control, in a lump sum within ten (10) business days of the Change of Control.  A “Change in Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of (A) outstanding securities of Employer representing 50% or more of the combined voting power of the outstanding securities of Employer, or (B) outstanding securities of Parent representing 50% or more of the combined voting power of the outstanding securities of Parent, or (ii) the stockholders of Employer or Parent approve (A) a merger or consolidation of Employer or Parent (or a merger or consolidation of a subsidiary of Employer or Parent, in which Employer or Parent issues securities) with any other entity, other than a merger or consolidation which would result in the voting securities of Employer or Parent, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of Employer or Parent, as the case may be, or (B) a plan of complete liquidation of Employer or Parent, or (C) an agreement or agreements for the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Employer or Parent of all or substantially all of the assets of Employer or Parent, as the case may be.  Upon a Change in Control, Employee’s employment pursuant to this Agreement shall be terminated.  Payment made under this Section shall also satisfy Employer’s obligation, if any, to pay Employee’s Weekly Base Salary for the remainder of this Agreement pursuant to Section 7 above and shall be Employee’s sole remedy in connection with termination of his employment in connection with a Change of Control.

Section 9.              Inventions; Assignment.

(a)           Inventions Defined.  All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Employer, including its Affiliates (as defined below), whether or not able to be patented, copyrighted or reduced to writing, that Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer.  Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may reasonably deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein.  Employee hereby appoints Employer as his attorney in fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

(b)           Covenant to Assign and Cooperate.  Without limiting the generality of the foregoing, Employee shall assign and transfer to Employer the worldwide right, title and interest of Employee in the Inventions.  Employee agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer’s name in such countries as may be determined solely by Employer.  Employee shall provide to Employer all facts known to Employee and reasonably requested by Employer relating to the Inventions, and shall cooperate with Employer’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer’s exclusive patent rights in the Inventions.

(c)           Successors and Assigns.  Employee’s obligations under this Section 9 shall inure to the benefit of Employer, its Affiliates (as defined below) and their respective successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer and its affiliates in the Inventions.  When used herein, “Affiliate” shall mean an entity which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with, Employer.

Section 10.            Confidential Information.

(a)           Acknowledgment of Proprietary Interest.  Employee acknowledges the proprietary interest of Employer and its Affiliates in all Confidential Information (as defined below).  Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer.  Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

(b)           Confidential Information Defined.  “Confidential Information” means all trade secrets, copyrightable works, confidential or proprietary information of Employer or its Affiliates, including without limitation, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) the identities of clients or customers, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, services, products, purchases or sales of Employer or any of its customers, other than (A) information that is publicly available, and (B) information that becomes available to Employee after the termination of his employment with Employer from a third party source not bound by a confidentiality agreement with Employer or Parent with respect to such information.

(c)           Covenant Not To Divulge Confidential Information.  Employer is entitled to prevent the disclosure of Confidential Information.  As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer or as necessary to perform Employee’s duties as an employee of Employer and for the sole benefit of Employer or its Affiliates, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer.

(d)           Return of Materials at Termination.  In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all documents, data and other information derived from or otherwise pertaining to Confidential Information.  Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any Confidential Information.

Section 11.            Non-Solicitation.

(a)           Solicitation of Employees.  During Employee’s employment with Employer and for a period of twelve (12) months after termination of such employment at any time and for any reason (the “Restriction Period”), and regardless of whether any payments are made to Employee under this Agreement as a result of such termination (but subject to the provisions of Section 13 hereof), Employee shall not solicit, participate in or promote the solicitation of any person who was employed by Employer or any of its Affiliates at the time of Employee’s termination of employment with Employer to leave the employ of Employer or any of its affiliates, or, on behalf of himself or any other person, hire, employ or engage any such person; provided, however, that Employee or an entity for which Employee works shall not be precluded from generally advertising for employees or from hiring any employees who have not been solicited by Employee, directly or indirectly, in violation of this Section 11(b).

(b)           Solicitation of Clients, Customers, Etc.  During the Restriction Period, and regardless of whether any payments are made to Employee under this Agreement as a result of termination of his Employment (but subject to the provisions of Section 13 hereof), Employee shall not, directly or indirectly, solicit any person who, at the time of termination of Employee’s employment with Employer, was a client, customer, vendor, consultant or agent of Employer or its Affiliates and with whom Employee had contact on behalf of Employer during such period, to discontinue business, in whole or in part, with Employer or its Affiliates; provided, however, that the foregoing shall not prohibit Employee from soliciting such clients, customers, vendors, consultants or agents to do business with any entity or person as long as such solicitation does not include an express or implied solicitation to discontinue business, in whole or in part, with Employer or its Affiliates.

Section 12.            Non-Compete.

(a)           Competition During Employment.  Employee agrees that during the term of his employment with Employer, he will not, directly or indirectly, compete with Employer or its Affiliates in any way, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business in competition with, the businesses in which Employer and its Affiliates are engaged as of the date hereof or in which Employer or its Affiliates become engaged during the term of his employment; provided, however, that this Section 12(a) shall not prohibit Employee or any of his Affiliates from:  (i) purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer and its Affiliates.  Furthermore, Employee agrees that during the term of his employment, he will undertake no planning for the organization of any business activity competitive with the work he performs as an employee of Employer and Employee will not combine or conspire with any other employees of Employer and its Affiliates for the purpose of the organization of any such competitive business activity.

(b)           Competition Following Employment.  In order to protect Employer against the unauthorized use or the disclosure of any Confidential Information of Employer and its Affiliates presently known or hereafter obtained by Employee during his employment under this Agreement, Employee agrees that for a period of twelve (12) months after the termination or cessation of his employment with Employer at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination (but subject to the provisions of Section 13 hereof), Employee shall not, directly or indirectly, for himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity), engage or participate in any business which engages in competition with the businesses being conducted by Employer or any of its Affiliates during the term of employment anywhere in any state in the United States or in any foreign country where Employer or any of its Affiliates distributes software or performs services related to the distribution of software, or any other business in which Employer or any of its Affiliates was actively engaged at the time of termination of Employee’s employment with Employer; provided, however, that this provision shall not prohibit Employee or any of his Affiliates from (i) purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer, or (ii) engage in competition with any Affiliate or business division of Employer, unless Employee has had during the term of his employment hereunder access to the Confidential Information of such Affiliate or business division; or (iii) serving as an officer, employee or consultant to any entity or business which operates through multiple Affiliates or business divisions, as long as Employee is serving as an officer, employee or consultant to an Affiliate or business division which is not engaged in competition with Employer or any of its Affiliates.

Section 13.            Effect of Termination.  The provisions of Section 11 and Section 12 shall terminate and be of no further force and effect in the event (i) Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, and (ii) Employer fails to timely pay Employee the Accrued Amounts and/or any other amounts due pursuant to Section 7.

Section 14.            General.

(a)           Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 14(a):

If to Employer, to:

Availl, Inc.

c/o GlobalSCAPE, Inc.

6000 Northwest Parkway, Suite 100

San Antonio, Texas  78249

(210) 690-8824 facsimile
Attention:  President

If to Employee, to Employee’s last known address appearing on Employer’s records

(b)           Withholding.  All payments required to be made to Employee by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

(c)           Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Section 9, Section 10, Section 11, and Section 12 Employer shall suffer immediate, substantial and irreparable injury and shall have no adequate remedy at law.  Accordingly, in event of such breach, Employer shall be entitled, in addition other remedies and without showing actual damages, to specific performance and other appropriate injunctive and equitable relief.

(d)           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)           Waivers.  No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(g)           Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(h)           Interpretation of Agreement.  This Agreement shall be construed according to its fair meaning and not for or against either party.  Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.  The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

(i)            Binding Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the heirs, legal representatives, personal representatives and permitted assigns of Employee and the successors and assigns of Employer.  The Affiliates of Employer shall be considered third party beneficiaries of this Agreement with respect to any services provided by Employee to them and in connection with Employee’s covenants in Section 9, Section 10, Section 11 and Section 12 hereof to the extent such covenants apply with respect to such Affiliates.  Employer may assign this Agreement to a successor entity through a merger, consolidation or sale of all or substantially all of the assets;

provided that in the event of any such assignment, Employer shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder.  If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee’s estate.  This Agreement is not otherwise assignable by Employee.

(j)            Entire Agreement.  This Agreement contains the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter, and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k)           Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

(l)            Arbitration.  Without limiting either party’s right to seek equitable remedies under Section 14(c) above or otherwise, Employer and Employee agree that any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration.  Arbitration under this Agreement shall be governed by the Federal Arbitration Act and proceed in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association (“AAA”).  Arbitration will be conducted before a panel of three neutral arbitrators selected from an AAA list of proposed arbitrators with business law experience.  Either party may take any legal action needed to protect any right pending completion of the arbitration.  The arbitrator will determine whether an issue is arbitrable and will give effect to applicable statutes of limitation.  The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment.  Discovery shall be governed by the Federal Rules of Civil Procedure and the Federal Rules of Evidence.  All information developed by the arbitration or litigation shall be held in confidence subject to such protective orders, as the arbitrator deems useful to ensure complete confidentiality. The decision of the arbitrator shall be final and binding on all parties to this Agreement (and any third party beneficiaries of this Agreement), and judgment thereon may be entered in any court having jurisdiction over the parties.  All costs of the arbitration proceeding or litigation to enforce the arbitration award shall be paid by the party against whom the arbitrator decides.  The arbitrator shall have no right to award punitive, consequential, exemplary or analogous damages.

(m)          Employee Representations.  Employee represents and certifies to Employer that he: (i) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (ii) has read this Agreement carefully; (iii) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (iv) understands its provisions; (v) has had the opportunity to consult his attorney; and (vi) enters into this Agreement knowingly and voluntarily.

(n)           Parent Guarantee.  Parent hereby agrees to cause Employer to comply with all of Employer’s obligations and liabilities in connection with this Agreement and Employee’s employment with Employer.  Parent hereby absolutely and unconditionally guarantees Employer’s obligations and liabilities in connection with this Agreement and Employee’s employment with Employer, and hereby waives its now existing and hereafter arising suretyship defenses in connection with such guarantee.

EXECUTED as of the date first above written.

AVAILL, INC.

By:
Charles R. Poole
President & CEO

GLOBALSCAPE, INC.

By:
Charles R. Poole,
President & CEO

Ellen Ohlenbusch